Exhibit 10.3

THE GREENBRIER COMPANIES, INC.

2017 AMENDED AND RESTATED STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to Article 10 of the 2017 Amended and Restated Stock Incentive Plan (the “Plan”) of The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), on _________, 2018 (the “Grant Date”) the Compensation Committee of the Board of Directors of the Company (the “Committee”) authorized and granted to ____________ (the “Recipient”) an award of restricted stock units (“RSUs”) with respect to the Company’s common stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings as defined in the Plan.

1.	Award and Terms of Restricted Stock Units.

(a)    Number of RSUs Awarded. The Company awards to the Recipient ______________ RSUs (the “Award”), subject to (i) the restrictions, terms and conditions set forth in this Agreement and the Plan and (ii) the Recipient’s execution and delivery of an Employee Confidentiality and Innovation Assignment Agreement in the form provided by the Company; provided, however, if the Recipient has previously executed an Employee Confidentiality and Innovation Assignment Agreement, the Recipient hereby ratifies and confirms such agreement.

(b)    Rights under Restricted Stock Units. An RSU obligates the Company to issue to the Recipient one share of Common Stock for each vested RSU upon vesting in accordance with this Agreement; provided that if the Recipient is a participant in the Deferred Compensation Plan, the Recipient may elect to defer receipt of the shares otherwise issuable upon vesting, pursuant to the terms of the Deferred Compensation Plan.

2.	Vesting and Forfeiture of RSUs.

(a)    Vesting Generally. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. One-half of the RSUs, covering _____ shares of Common Stock, will vest in equal installments over a period of three years (the “Time-Based RSUs”) and one-half of the RSUs, covering ____ shares of Common Stock, will vest, in whole or in part, on the Vesting Date based upon achievement of performance criteria during the Measurement Period, as described in subsection 2(c) (the “Performance-Based RSUs”). To the extent that any partial vesting would result in the issuance of fractional shares, such shares shall be rounded up to the nearest whole number of shares.

(b)    Vesting of Time-Based RSUs. The Time-Based RSUs shall vest in equal annual installments over a period of three years, on the first, second and third anniversaries of the Grant Date, provided the Recipient remains in Service with the Company, subject to subsections 2(b)(i) and (ii):

(i)    Termination of Service Due to Death, Disability or Retirement. If the Recipient’s Service terminates due to death, Disability or Retirement, any unvested Time-Based RSUs shall immediately become fully vested. If Recipient is or becomes eligible for Retirement prior to the date any Time-Based RSUs would otherwise vest, the Time-Based RSUs will no longer be subject to a substantial risk of forfeiture for tax purposes, and will be deemed a “deferral of compensation” as defined under Internal Revenue Code §409A (“§409A”).

(ii)     Change of Control. In the event of a Change of Control, acceleration of vesting of Time-Based Shares shall be governed by the terms of the individual agreement between the Company and the Recipient, if any.

(c)    Vesting of Performance-Based RSUs. Subject to subsections 2(c)(iv)-(vi), within 90 days of the end of the Measurement Period, the Committee shall determine the extent to which the Performance-Based RSUs have vested based upon achievement of the performance goals set forth in this subsection 2(c). Up to 30% of the Performance-Based RSUs shall vest based upon achievement of Adjusted EBITDA goals (the “Adjusted EBITDA Performance RSUs”), up to 30% of the Performance-Based RSUs shall vest based upon achievement of Relative EBITDA Growth goals (the “Relative EBITDA Growth Performance RSUs”), and up to 40% of the Performance-Based RSUs shall vest based upon achievement of Return on Invested Capital (“ROIC”) goals (the “ROIC Performance RSUs”) during the Measurement Period, as set forth in subsections 2(c)(i)-(iii):

(i)    Adjusted EBITDA Performance RSUs.

(1)    100% of the Adjusted EBITDA Performance RSUs (30% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company’s Adjusted EBITDA equals the Adjusted EBITDA Target (Goal) Level.

(2)    50% of the Adjusted EBITDA Performance RSUs (15% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company’s Adjusted EBITDA equals the Adjusted EBITDA Threshold Level.

(3)    If the Company’s Adjusted EBITDA is greater than the Threshold Level but less than the Target (Goal) Level, vesting of the Adjusted EBITDA Performance RSUs will be interpolated between 50% and 100%.

(4)    If the Company’s Adjusted EBITDA is less than the Threshold Level, no Adjusted EBITDA Performance RSUs will vest.

(ii)    Relative EBITDA Growth Performance RSUs.

(1)    100% of the Relative EBITDA Growth Performance RSUs (30% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company achieves its Relative EBITDA Growth Target (Goal) Level.

Restricted Stock Unit Agreement

(2)    50% of the Relative EBITDA Growth Performance RSUs (15% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company achieves its Relative EBITDA Growth Threshold Level.

(3)    If the Company’s Relative EBITDA Growth performance is greater than the Threshold Level but less than the Target (Goal) Level, vesting of the Relative EBITDA Growth Performance RSUs will be interpolated between 50% and 100%.

(4)    If the Company’s Relative EBITDA Growth performance is less than the Threshold Level, no Relative EBITDA Growth Performance RSUs will vest.

(iii)    ROIC Performance RSUs.

(1)    100% of the ROIC Performance RSUs (40% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company achieves its ROIC Target (Goal) Level.

(2)    50% of the ROIC Performance RSUs (20% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company achieves its ROIC Threshold Level.

(3)    If the Company’s ROIC performance is greater than the Threshold Level but less than the Target (Goal) Level, vesting of the ROIC Performance RSUs will be interpolated between 50% and 100%.

(4)    If the Company’s ROIC performance is less than the Threshold Level, no ROIC Performance RSUs will vest.

(iv)    Termination of Service due to Death or Disability. If the Recipient’s Service terminates prior to the end of the Measurement Period due to death or Disability, any unvested Performance-Based RSUs shall immediately become fully vested.

(v)    Retirement. If the Recipient’s Service terminates prior to the end of the Measurement Period due to Retirement, the Recipient’s Performance-Based RSUs will be subject to partial forfeiture, with the number of forfeited and retained Performance-Based RSUs to be determined as follows:

(1)    The Recipient will retain Performance-Based RSUs equal to the number of Performance-Based RSUs awarded hereunder, multiplied by a fraction, the numerator of which is the number of full and partial months in the Measurement Period during which Recipient remained in Service with the Company and the denominator of which is 36. The retained Performance-Based RSUs will continue to be subject to the vesting and other terms and conditions of this Agreement, including but not limited to the accrual of Dividend Equivalents under subsection 5(a)(ii)(1).

(2)    The remainder of the Performance-Based RSUs will be forfeited, and the Recipient will have no right to receive Common Stock or Dividend Equivalents with respect to such RSUs.

Restricted Stock Unit Agreement

(vi)    Change of Control. In the event of a Change of Control prior to the end of the Measurement Period, the Performance-Based RSUs shall be governed by the following:

(1)    Conversion of Performance-Based RSUs into Time-Vested RSUs. As of the effective date of the Change of Control, all Performance-Based RSUs shall automatically convert into and become time-vested RSUs (the “Converted RSUs”), which shall vest in full on August 31, 2020, provided the Recipient remains employed by the Company through that date.

(2)    Award of Additional Shares for Performance Above Target (Goal) Levels. The Committee shall evaluate the Company’s financial performance from September 1, 2017 until the date immediately preceding the effective date of the Change of Control, and shall determine whether the Company was performing above the Target (Goal) Level of performance on its Adjusted EBITDA, Relative EBITDA Growth and/or ROIC goals as of such date. If the Committee determines that the Company was performing above the Target (Goal) Level on any of its Adjusted EBITDA, Relative EBITDA Growth and/or ROIC goals as of the date of the Change of Control, the Committee shall determine the number of additional shares above 100% of the number of Performance-Based RSUs awarded (the “Maximum Shares”) that the Participant would have been entitled to receive pursuant to subsection 2(d)(i), (ii) and/or (iii) if the Company had performed during the entire Measurement Period at the level achieved through the date of the Change of Control. The Recipient shall be entitled to receive a grant of additional shares equal to the number of Maximum Shares. The Maximum Shares shall be time-vested shares and shall vest in full on August 31, 2020, provided the Recipient remains employed by the Company.

(d)    Issuance of Additional Shares upon Achievement in Excess of Target (Goal). Subject to a determination by the Committee that the Company has achieved greater than its Adjusted EBITDA Target (Goal) Level, Relative EBITDA Growth Target (Goal) Level and/or ROIC Target (Goal) Level during the Measurement Period, the Performance-Based RSUs will be settled for a number of shares in excess of 100% of the number of Performance-Based RSUs awarded pursuant to this Agreement, as described in subsections 2(d)(i)-(iii):

(i)    If the Company achieves its Adjusted EBITDA Maximum Level during the Measurement Period, the Adjusted EBITDA Performance RSUs will be settled for 200% of the number of shares underlying the Adjusted EBITDA Performance RSUs. If the Company’s Adjusted EBITDA during the Measurement Period exceeds the Adjusted EBITDA Target (Goal) Level but is below the Adjusted EBITDA Maximum Level, the number of shares for which the Adjusted EBITDA Performance RSUs will be settled will be interpolated between 100% and 200% of the number of shares underlying the Adjusted EBITDA Performance RSUs at the Target (Goal) Level, based on the level of Adjusted EBITDA performance achieved.

(ii)    If the Company achieves its Relative EBITDA Growth Maximum Level during the Measurement Period, the Relative EBITDA Growth Performance RSUs will be settled for 200% of the number of shares underlying the Relative EBITDA Growth

Restricted Stock Unit Agreement

Performance RSUs. If the Company’s Relative EBITDA Growth performance during the Measurement Period exceeds the Relative EBITDA Growth Target (Goal) Level but is below the Relative EBITDA Growth Maximum Level, the number of shares for which the Relative EBITDA Growth Performance RSUs will be settled will be interpolated between 100% and 200% of the number of shares underlying the Relative EBITDA Growth Performance RSUs at the Target (Goal) Level, based on the level of Relative EBITDA Growth performance achieved.

(iii)    If the Company achieves its ROIC Maximum Level during the Measurement Period, the ROIC Performance RSUs will be settled for 200% of the number of shares underlying the ROIC Performance RSUs. If the Company’s ROIC during the Measurement Period exceeds the ROIC Target (Goal) Level but is below the ROIC Maximum Level, the number of shares for which the ROIC Performance RSUs will be settled will be interpolated between 100% and 200% of the number of shares underlying the ROIC Performance RSUs at the Target (Goal) level, based on the level of ROIC performance achieved.

(e)    Forfeiture of RSUs on Termination of Service. Except as expressly provided in this Agreement, or except to the extent that there exists a separate individual agreement between the Recipient and the Company, the terms of which provide otherwise, if the Recipient ceases to be an employee of the Company or any Parent or Subsidiary for any reason, the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(f)    Forfeiture of RSUs if Shares are Unavailable Under the Plan. If, on any Vesting Date, after the settlement of all RSUs awarded in 2017 or prior years that vested on or before such Vesting Date, the number of shares of Common Stock that remain available under the Plan is insufficient to settle 100% of the RSUs awarded by the Company on the Grant Date that vest on such Vesting Date (“Vesting 2018 RSUs”), then the remaining shares shall be allocated among the holders of Vesting 2018 RSUs in proportion to the number of Vesting 2018 RSUs held by each. Any Vesting 2018 RSUs held by the Recipient that are not settled in shares as a result of this subsection 2(f) shall be forfeited, and the Recipient shall have no right to receive the related Common Stock.

3.	Delivery Date for the Shares Underlying the RSUs.

(a)    As soon as practicable following the Vesting Date for any RSUs (or, if applicable, the distribution date specified in subsection 3(b)), the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution. Notwithstanding the foregoing, if the Recipient has elected, pursuant to the Deferred Compensation Plan, to defer receipt of any of the shares otherwise issuable upon the vesting of RSUs, then as soon as practicable after the applicable Vesting Date, the Company shall issue such shares to the Deferred Compensation Plan, in the form of uncertificated shares in book entry form, for crediting to the Recipient’s account.

Restricted Stock Unit Agreement

(b)    To the extent that any Time-Based RSUs and Dividend Equivalents constitute a “deferral of compensation” within the meaning of Treas. Reg. §1.409A-1(b) and become payable as a result of Recipient’s termination of employment, such payment shall be made as soon as practicable after the Recipient’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and in all events by the last day of the calendar year in which the separation from service occurs or, if later, the 15th day of the third calendar month following the date of the separation from service. In no event will Recipient designate the date of payment. The foregoing notwithstanding, in the event that Recipient is determined to be a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i), then to the extent any payment under this Agreement payable upon a separation from service constitutes a “deferral of compensation” within the meaning of §409A, such payment shall not be made and such benefit shall not be provided until the earlier of (A) the first business day occurring after the date that is six months after Recipient’s separation of service as that term is defined in Treas. Reg. §1.409A-1(h), and (B) Recipient’s death.

4.	Income and Payroll Taxes.

(a)    Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. Subject to subsection 4(e), the Recipient acknowledges that, if no deferral election pursuant to the Deferred Compensation Plan has been made with respect to receipt of the shares of Common Stock underlying the RSUs, then on each date that shares of Common Stock underlying the RSUs vest (the “Payment Date”), the Value (as defined below) of the vested shares will be treated as ordinary compensation for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amounts, the Company shall withhold from the shares of Common Stock otherwise issuable the number of shares having a Value equal to the minimum statutory withholding amount. For purposes of this Section 4, the “Value” of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date.

(b)    Payment of FICA Upon Vesting of RSUs Subject to Deferral Election. Subject to subsection 4(e), the Recipient acknowledges that FICA payroll taxes become due upon the vesting of RSUs, even if a deferral election under the Deferred Compensation Plan has been made with respect to receipt of the shares underlying the RSUs. FICA taxes that become due upon vesting of RSUs that are subject to a deferral election may not be paid by share withholding. Recipient agrees to pay to the Company in cash or cash equivalents, on or before each Vesting Date, the amount of FICA taxes due and owing as a result of vesting of the RSUs. If Recipient does not make such payment timely, the Company will deduct FICA taxes from other wages payable in cash to Recipient.

(c)    Payment of FICA on Time-Based RSUs Held by Retirement-Eligible Recipients. Subject to subsection 4(e), the Recipient acknowledges that FICA payroll taxes become due with respect to Time-Based RSUs upon Recipient being or becoming eligible for

Restricted Stock Unit Agreement

Retirement, even if Recipient does not terminate employment. FICA taxes that become due as a result of Recipient being or becoming eligible for Retirement may not be paid by share withholding. Recipient agrees to pay to the Company in cash or cash equivalents the amount of FICA taxes due and owing. If Recipient does not make such payment timely, the Company will deduct FICA taxes from other wages payable in cash to Recipient.

(d)    Payment of FICA on Dividend Equivalents. Subject to subsection 4(e), the Recipient acknowledges that FICA payroll taxes become due upon the date that a Dividend Equivalent vests. FICA taxes on Dividend Equivalents may not be paid by share withholding. Recipient agrees to pay to the Company in cash or cash equivalents the amount of FICA taxes due and owing. If Recipient does not make such payment timely, the Company will deduct FICA taxes from other wages payable in cash to Recipient.

(e)    Non-U.S. Taxation. If the Recipient is subject to the tax laws of a non-U.S. jurisdiction, payments under this Agreement will be subject to taxation and withholding in accordance with applicable law.

5.	Other Rights and Restrictions.

(a)    Cash Dividends and Dividend Equivalents.

(i)    Cash Dividends on Issued Shares. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued to the Recipient. Cash dividends payable on Common Stock that has been deferred under the Deferred Compensation Plan shall be credited as earnings on and paid to the Recipient’s Deferred Compensation Plan account.

(ii)    Dividend Equivalents.

(1)    Accrual. Provided the Recipient is employed by the Company or a Parent or Subsidiary on the record date for a dividend declared on Common Stock, the Company shall accrue an amount in cash equal to the dividend that would have been paid on the Common Stock underlying the Recipient’s unvested and outstanding RSUs if such Common Stock had been issued and outstanding on the record date (each, a “Dividend Equivalent”). Dividend Equivalents shall accrue on all unvested and outstanding RSUs held by the Recipient on a record date, notwithstanding the fact that RSUs are subject to net settlement under subsection 4(a). Dividend Equivalents shall initially be unvested and shall vest in accordance with subsection 5(a)(ii)(2).

(2)    Vesting; Payment or Deferral. Dividend Equivalents that accrue on an outstanding RSU shall vest upon the vesting of the underlying RSU, and are subject to required withholding taxes. Dividend Equivalents shall be paid as soon as practicable after the Vesting Date for the underlying RSU and in all events by the last day of the calendar year in which the Vesting Date occurs or, if later, the 15th day of the third calendar month following the Vesting Date. In no event will Recipient designate the date of payment. If the Recipient has elected to defer the Common Stock underlying RSUs under the Deferred Compensation Plan, all accrued and vested Dividend Equivalents

Restricted Stock Unit Agreement

shall also be deferred under the Deferred Compensation Plan and shall be transferred to the Deferred Compensation Plan as soon as practicable following the Vesting Date for the underlying RSUs. No interest shall be paid by the Company on accrued Dividend Equivalents.

(iii)    Application of Payment Timing Rules. Dividend Equivalents that are “deferred compensation” as described in subsection 2(b)(i) shall be subject to the payment timing rules set forth in subsection 3(b).

(b)    Adjustments. The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Committee as to the number and kind of shares of stock deliverable in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(c)    No Voting Rights. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.

(d)    Certain Transactions. To the extent not otherwise governed by the Change of Control provisions of this Agreement or any other individual agreement between the Company and the Recipient, in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Committee may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this award of RSUs:

(i)    The RSUs shall remain in effect in accordance with the terms of this Agreement; or

(ii)    The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction.

The foregoing notwithstanding, Time-Based RSUs that are “deferred compensation” subject to §409A shall be treated in accordance with the requirements of §409A, including without limitation the prohibition on subsequent deferrals.

(e)    Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

Restricted Stock Unit Agreement

(f)    Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any Parent or Subsidiary, or to interfere in any way with the right of the Company or any Parent or Subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits, subject to the Recipient’s rights under any applicable individual employment agreement.

6.	Definitions.

Initially capitalized terms not otherwise defined herein shall have the meanings as defined in the Plan.

(a)    ”Adjusted EBITDA” shall mean the Company’s net earnings before interest and foreign exchange, income tax expense, depreciation and amortization during the Measurement Period; and excluding significant non-cash charges such as goodwill impairment, to the extent consistent with other public reporting, as adjusted for Extraordinary Items by the Committee in its sole discretion.

(b)    ”Adjusted EBITDA Maximum Level” shall mean cumulative Adjusted EBITDA during the Measurement Period of $__________________.

(c)    ”Adjusted EBITDA Target (Goal) Level” shall mean cumulative Adjusted EBITDA during the Measurement Period of $__________________.

(d)    ”Adjusted EBITDA Threshold Level” shall mean cumulative Adjusted EBITDA during the Measurement Period of $__________________.

(e)    ”Agreement” shall mean this Restricted Stock Unit Agreement.

(f)    ”Deferred Compensation Plan” shall mean The Greenbrier Companies, Inc. Nonqualified Deferred Compensation Plan.

(g)    ”Extraordinary Items” shall mean extraordinary, unusual and/or non-recurring items, including but not limited to (i) restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business or major asset, (iii) the effect of changes in tax laws and other laws, accounting principles, or provisions affecting reported results, (iv) resolution and/or settlement of litigation and other legal proceedings, (v) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of a merger or acquisition, or (vii) foreign exchange gains and losses.

(h)    ”Measurement Period” shall mean the 36-month period beginning September 1, 2017 and ending August 31, 2020.

(i)    ”Peer Group Companies” shall mean the group of peer companies designated by the Committee for use in determining the vesting of Relative EBITDA Growth Performance RSUs awarded by the Company on the Grant Date.

Restricted Stock Unit Agreement

(j)    ”Recipient” shall mean the individual named in the first paragraph of this Agreement.

(k)    ”Relative EBITDA Growth” shall mean the Company’s cumulative EBITDA during the Measurement Period divided by the Company’s EBITDA for the 12-month period immediately preceding the Measurement Period, multiplied by three. The result is then compared to the same metric for the Peer Group Companies over the Measurement Period. “EBITDA” is defined as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization.

(l)    ”Relative EBITDA Growth Maximum Level” shall mean that the Company’s performance for the Measurement Period relative to the Peer Group Companies, measured by Relative EBITDA Growth, is at the _______ percentile.

(m)    ”Relative EBITDA Growth Target (Goal) Level” shall mean that the Company’s performance for the Measurement Period relative to the Peer Group Companies, measured by Relative EBITDA Growth, is at the _______ percentile.

(n)    ”Relative EBITDA Growth Threshold Level” shall mean that the Company’s performance for the Measurement Period relative to the Peer Group Companies, measured by Relative EBITDA Growth, is at the _______ percentile.

(o)    ”Retirement” shall mean the termination of the Recipient’s Service within the Company or its subsidiaries as an employee either (i) on or after attainment of age 65, or (ii) prior to age 65, with the permission of the Chief Executive Officer of the Company.

(p)    ”Return on Invested Capital” or “ROIC” shall mean average annual NOPAT for the Measurement Period divided by the Average Invested Capital for the four annual periods beginning from the last day of the prior fiscal year through the last day of the Measurement Period. “NOPAT” shall mean earnings from operations plus earnings (loss) from unconsolidated affiliates less cash paid during the period for income taxes. “Average Invested Capital” shall mean the average balance of revolving notes plus notes payable plus total equity less cash in excess of $_______ million. Each of the metrics in this definition shall be adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers in the discretion of the Committee.

(q)    ”ROIC Maximum Level” shall mean ROIC of _______%.

(r)    ”ROIC Target (Goal) Level” shall mean ROIC of _______%.

(s)    ”ROIC Threshold Level” shall mean ROIC of _______%.

(t)    ”Vesting Date” shall mean: (i) with respect to Time-Based RSUs, the date that the RSUs vest in accordance with subsection 2(b); and (ii) with respect Performance-Based RSUs, the date that the Committee makes an affirmative determination that the vesting criteria applicable to Performance-Based RSUs, as set forth in subsection 2(c)(i), (ii) or (iii), have or have not been met.

Restricted Stock Unit Agreement

7.	Miscellaneous.

(a)    Entire Agreement; Amendment. This Agreement, the Plan and the Company’s Umbrella Performance-Based Plan for Executive Officers, to the extent applicable, constitute the entire agreement of the parties with regard to the subjects hereof. The Committee may amend the terms of this Agreement, but no such amendment shall impair the rights of the Recipient without his or her consent.

(b)    Interpretation of the Plan and the Agreement. The Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive. With respect to awards made to executive officers of the Company, the Committee shall interpret and administer this Agreement in accordance with the terms of the Company’s Umbrella Performance-Based Plan for Executive Officers.

(c)    Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e)    Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(f)    Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

RECIPIENT:	THE GREENBRIER COMPANIES, INC.:

By:

Restricted Stock Unit Agreement
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